UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-A/A

(AMENDMENT NO. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Particle Drilling Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	20-1563395
(State of incorporation or organization)	(IRS Employer Identification Number)

808 Travis, Suite 850

Houston, Texas 77002

(Address of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates:  N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value $0.001 per share

(Title of class)

Explanatory Note

This Amendment No. 1 to Form 8-A amends and restates in its entirety the Registration Statement on Form 8-A (File No. 000-30819) of NTC Holdings, Inc., a New York corporation (“NTC Holdings”), filed with the Securities and Exchange Commission on June 16, 2000.  This Amendment No. 1 is being filed to reflect: (1) the merger of NTC Holdings with and into MedePort, Inc., a Nevada corporation (the “Company”), on July 5, 2002, (2) the Amendment to the Articles of Incorporation of the Company to change the name of the Company to “MedXLink Corp.” and to effect a recapitalization of the Company on July 12, 2002, and (3) the subsequent change of the name of the Company to “Particle Drilling Technologies, Inc.” on January 25, 2005.

Item 1.  Description of Registrant’s Securities to be Registered.

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share.  We are not authorized to issue preferred stock under our Articles of Incorporation.  As of March 31, 2005, there were 24,248,094 shares of our common stock issued and outstanding.  Each share of common stock is entitled to one vote per share for the election of directors and on all other matters submitted to a vote of shareholders.  There are no cumulative voting rights.  Common stockholders do not have preemptive rights or other rights to subscribe for additional shares under Nevada law, and the common stock is not subject to conversion or redemption.  The investors who purchased 9,000,000 shares of our common stock in our February 2005 private placement received a contractual preemptive right to purchase on a pro rata basis up to 50% of certain new securities we may issue at any time until the first anniversary of the effective date of our registration statement on Form S-1 filed with the Securities and Exchange Commission on April 7, 2005.  This preemptive right does not apply to: (1) securities issuable upon exercise or conversion of securities that were outstanding as of February 9, 2005, (2) securities issuable pursuant to stock incentive plans or arrangements that are approved by our Board of Directors, (3) securities that may be issued in connection with acquisitions, partnering agreements, joint ventures or other strategic relationships, stock splits or other recapitalizations, lease lines or bank loans, or (4) securities that may be issued to all of our shareholders on a pro rata basis.  In the event of liquidation, the holders of common stock will share equally in any balance of corporate assets available for distribution to them.  Subject to the rights of holders of any other securities subsequently issued, holders of the common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available.  We have not paid any dividends since our inception and have no intention to pay any dividends in the foreseeable future.  Any future dividends would be subject to the discretion of our Board of Directors and would depend on, among other things, future earnings, the operating and financial condition of our company, our capital requirements, and general business conditions.

Item 2.  Exhibits

3.1	Articles of Incorporation of MedePort, Inc. (Incorporated herein by reference to Exhibit 3.1 to our current report filed on Form 8-K dated January 20, 2005.)

3.2	Articles of Amendment to the Articles of Incorporation of MedePort, Inc. (Incorporated herein by reference to Exhibit 3.2 to our current report filed on Form 8-K dated January 20, 2005.)

3.3

Articles of Merger dated January 25, 2005 changing the name of the Company to Particle Drilling Technologies, Inc. (Incorporated herein by reference to Exhibit 3.3 to our registration statement on Form S-1 (Registration No. 333-123925) filed on April 7, 2005.)

3.4	Bylaws of the Company (Incorporated herein by reference to Exhibit 3.3 to our current report filed on Form 8-K dated January 20, 2005.)

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PARTICLE DRILLING TECHNOLOGIES, INC.

By:	/s/ J. CHRIS BOSWELL
Name:	J. Chris Boswell
Title:	Senior Vice President, Chief Financial
Officer and Treasurer

Dated:	April 21, 2005

Exhibit Index

3.1	Articles of Incorporation of MedePort, Inc. (Incorporated herein by reference to Exhibit 3.1 to our current report filed on Form 8-K dated January 20, 2005.)

3.2	Articles of Amendment to the Articles of Incorporation of MedePort, Inc. (Incorporated herein by reference to Exhibit 3.2 to our current report filed on Form 8-K dated January 20, 2005.)

3.3

Articles of Merger dated January 25, 2005 changing the name of the Company to Particle Drilling Technologies, Inc. (Incorporated herein by reference to Exhibit 3.3 to our registration statement on Form S-1 (Registration No. 333-123925) filed on April 7, 2005.)

3.4	Bylaws of the Company (Incorporated herein by reference to Exhibit 3.3 to our current report filed on Form 8-K dated January 20, 2005.)